Exhibit 5.1

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue NW

Washington, DC 20004-2541

November 10, 2025

BGC Group, Inc.

499 Park Avenue

New York, New York 10022

Re:	BGC Group, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to BGC Group, Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the offer and sale of an indeterminate amount of the Company’s 4.375% Senior Notes due 2025 (CUSIP No. 088929 AB0) (the “2025 Notes”), 8.000% Senior Notes due 2028 (CUSIP No. 088929 AC8) (the “2028 Notes”), 6.600% Senior Notes due 2029 (CUSIP No. 05555L AB7) (the “2029 Notes”), and 6.150% Senior Notes due 2030 (CUSIP No. 05555L AD3) (the “2030 Notes” and together with the 2025 Notes, the 2028 Notes and the 2029 Notes, the “Notes”) in connection with market-making transactions in the Notes by affiliates of the Company.

The 2025 Notes and the 2028 Notes have been issued pursuant to a base indenture, dated as of October 6, 2023, as supplemented, in the case of the 2025 Notes, by the Second Supplemental Indenture thereto, dated as of October 6, 2023, and in the case of the 2028 Notes, by the Third Supplemental Indenture thereto, dated as of October 6, 2023 (as supplemented, the “UMB Bank Indenture”), in each case that the Company entered into with UMB Bank, N.A., as trustee (“UMB Bank”). The 2029 Notes have been issued pursuant to a base indenture, dated as of June 10, 2024, as supplemented by the First Supplemental Indenture thereto, dated as of June 10, 2024 (as supplemented, the “WTNA Indenture”), between the Company and Wilmington Trust, National Association, as trustee (“WTNA”). The 2030 Notes have been issued pursuant to a base indenture, dated as of April 2, 2025, as supplemented by the First Supplemental Indenture thereto, dated as of April 2, 2025 (as supplemented, and with the UMB Bank Indenture and the WTNA Indenture, the “Indentures”), between the Company and Argent Institutional Trust Company, as successor trustee to The Huntington National Bank (collectively with UMB Bank and WTNA, the “Trustees”).

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, (ii) the Registration Statement and the prospectus included therein (the “Prospectus”), (iii) each of the Indentures, (iv) the Global Notes representing the Notes, and (v) such other documents and records as we have deemed necessary.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies (whether in PDF, another electronic format, or otherwise) and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to the opinions expressed below, we have relied upon representations and certificates of officers of the Company and representations made by the Company in documents examined by us.

We have also assumed for purposes of the opinions expressed below that each of the Indentures has been duly authorized, executed and delivered by the applicable Trustee; that each of the Trustees has the requisite organizational and legal power and authority to perform its obligations under the applicable Indenture; that each of the Indentures constitutes a legal, valid and binding obligation of the applicable Trustee; and that each of the Indentures will be qualified under the Trust Indenture Act of 1939, as amended, upon the filing of the Registration Statement.

Based upon the foregoing, we are of the opinion that each of the Notes constitutes a legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

The opinions expressed above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing and standards of materiality.

We render the foregoing opinions as members of the bar of the State of New York and express no opinion as to laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP